                                                                   EXHIBIT 10.14

                                     LEASE

DATED:    MAY 30, 1997

BETWEEN:  PACIFIC REALTY ASSOCIATES, L.P.,
          A DELAWARE LIMITED PARTNERSHIP                                LANDLORD

AND:      PLANAR AMERICA, INC.,
          AN OREGON CORPORATION                                           TENANT

       Tenant wishes to lease from Landlord the following described property, hereinafter referred to as "the Premises":

       Approximately 33,828 square feet of warehouse, production and office space located in Building E, Evergreen Business Park, 7205 N.E. Evergreen Parkway, Hillsboro, Oregon 97124 and as further described on the attached Exhibits A and B.

       If the Premises consist of a portion but not all of a building, the building housing the Premises is hereinafter referred to as "the Building."

       Landlord leases the Premises to Tenant for a term of 92 months commencing August 1, 1997 and continuing through March 31, 2005. Neither rent, nor the charges, taxes and expenses to be paid to Landlord specified in Paragraphs 3 and 4 of this Lease, shall be due for the first four months of the lease term. Base rent shall be according to the following schedule:

                                                         BASE RENT PER MONTH
                                           -----------------------------------------------
                                                          FIRST      SECOND
                                                        AMORTIZED   AMORTIZED
PERIOD                                      PREMISES     AMOUNT*    AMOUNT**      TOTAL
------------------------------------------------------------------------------------------
August 1, 1997 through November 30, 1997   $     0.00   $    0.00   $    0.00   $     0.00
December 1, 1997 through October 31, 2000  $11,502.00   $3,015.00   $4,305.00   $18,822.00
November 1, 2000 through October 31, 2003  $12,516.00   $3,015.00   $4,305.00   $19,836.00
November 1, 2003 through March 31, 2005    $13,531.00   $3,015.00   $4,305.00   $20,851.00
------------------------------------------------------------------------------------------

*  As specified in Paragraph 25.1.1, and shown on Exhibit D.
** As specified in Paragraph 25.1.2, and shown on Exhibit E.


       Rent for the fifth month of the Lease term shall be paid upon execution of this Lease. All rent, including base rent together with the charges, taxes and expenses to be paid to Landlord specified in Paragraphs 3 and 4 of this Lease, is payable in advance on the first day of each calendar month. If Landlord consents, Tenant may occupy the Premises prior to such commencement date on a rent free basis and compliance with all terms of this Lease.

       Delivery of possession shall occur when Tenant's contractors, subcontractors, agents and workmen commence construction of the tenant improvements, as referenced in Paragraph 24 below within the Premises or when the Premises are ready for Tenant's contractors, subcontractors, agents and workmen to commence construction of the tenant improvements, as referenced in Paragraph 24 below within the Premises. No notice shall be required from Landlord if the Premises are ready on the date set for commencement of the term or on the first business day thereafter. If Landlord is unable to deliver possession of the Premises to Tenant because of strikes, acts of God, or any other cause beyond Landlord's control, then Tenant may take possession when Landlord notifies Tenant that the Premises are ready for possession, and the term of this Lease shall commence on the first day of the first month following such date and continue for the specified number of months thereafter, notwithstanding the commencement and termination dates stated above. Tenant shall owe no rent until December 1, 1997. Landlord shall have no liability for such delays in delivery of possession, and neither party shall have the right to terminate except that Tenant may, at any time prior to August 1, 1997, cancel this Lease without liability if permission to construct, use, or furnish necessary utilities to the Premises is denied or revoked by any governmental agency or public utility with such authority.

       This Lease is subject to the following additional terms to which the parties agree:

   1.  USE OF THE PREMISES.

       1.1. Tenant shall use the Premises only for the purpose of conducting the following business:

           Administrative, production and warehouse space for a manufacturer or assembler of electronic equipment and related office, equipment and warehouse areas, including a clean room.

           If such use is prevented by any law or governmental regulation, Tenant may use the Premises for other reasonable uses.

       1.2. In connection with its use, Tenant shall at its expense comply with all applicable laws, ordinances, and regulations of any public authority, including those requiring alteration of the Premises because of Tenant's specific use; shall create no nuisance nor allow any objectionable liquid, odor, or noise to be emitted from the Premises; shall store no gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that will increase Landlord's fire insurance rates for the Premises; and shall not overload the floors or electrical circuits of the Premises. Landlord shall have the right to approve the installation of any power-driven machinery by Tenant and may select a qualified electrician whose opinion will control regarding electrical circuits and a qualified engineer or architect whose opinion will control regarding floor loads. Allowable ground floor load shall be 500 pounds per square foot. Tenant shall have the right to, at Tenant's own cost and expense, make modifications to the floor to accommodate Tenant's equipment and machinery. Tenant shall submit plans and specifications pertaining to the equipment and modifications required to the floor for review and approval by Landlord prior to installing such equipment and making such modifications.

       1.3. Tenant may erect a sign stating its name, business, and product after first securing Landlord's written approval of the size, color, design, wording, and location, and all necessary governmental approvals. No signs shall be painted on the Building or exceed the height of the Building. All signs installed by Tenant shall be removed upon termination of this Lease with the sign location restored to its former state.

       1.4. Tenant shall make no alterations, additions, or improvements to the Premises or change the color of the exterior without Landlord's prior written consent and without a valid building permit issued by the appropriate governmental agency. Upon termination of this Lease, any such alterations, additions, or improvements (including without limitation all electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or Landlord requests that part or all of the additions, alterations, or improvements be removed. Tenant may make non-structural modifications to its manufacturing process area at a cost not to exceed $75,000.00 without receiving Landlord's prior written consent. The original tenant improvements constructed at the commencement of the lease term shall be approved by Landlord and Landlord may not condition its acceptance of the improvements with removal at the end of the term.

   2.  SECURITY DEPOSIT.  NONE REQUIRED.

   3.  UTILITY CHARGES; MAINTENANCE.

       3.1. Tenant shall pay when due all charges for electricity, natural gas, water, garbage collection, janitorial service, sewer, and all other utilities of any kind furnished to the Premises during the lease term. If charges are not separately metered or stated, Landlord shall apportion the utility charges on an equitable basis. Landlord shall have no liability resulting from any interruption of utility services caused by fire or other casualty, strike, riot, vandalism, the making of necessary repairs or improvements, or any other cause beyond Landlord's reasonable control. Tenant shall control the temperature in the Premises to prevent freezing of any sprinkler system.

       3.2. Landlord shall repair and maintain the roof, gutters, downspouts, exterior walls, building structure, foundation, exterior paved areas, and curbs of the Premises in good condition. Except for such obligations of Landlord, Tenant shall keep the Premises neatly maintained and in good order and repair. Tenant's responsibility shall include maintenance and repair of the electrical system, plumbing, drainpipes to sewers, air-conditioning and heating systems, overhead and personnel doors, and the replacement of all broken or cracked glass with glass of the same quality. Tenant shall refrain from any discharge that will damage the septic tank or sewers serving the Premises.

       3.3. If the Premises have a separate entrance, Tenant shall keep the sidewalks abutting the Premises or the separate entrance free and clear of snow, ice, debris, and obstructions of every kind.

   4.  TAXES, ASSESSMENTS, AND OPERATING EXPENSES.

       4.1. In conjunction with monthly rent payments, Tenant shall each month pay a sum representing Tenant's proportionate share of real property taxes and operating expenses for the Premises. Such amount shall annually be estimated by Landlord in good faith to reflect actual or anticipated costs. Upon termination of this Lease or at periodic intervals during the term hereof, Landlord shall compute its actual costs for such expenses during such period. Any overpayment by Tenant shall be credited to Tenant, and any deficiency shall be paid by Tenant within fifteen (15) days after receipt of Landlord's statement. Landlord's records of expenses for taxes and operating expenses may be inspected by Tenant at reasonable times and intervals. Landlord shall, at a minimum, provide Tenant with annual estimates ninety (90) days after the end of the preceding calendar year.

       4.2. Tenant's proportionate share of real property taxes shall mean that percentage of the total assessment affecting the Premises which is the same as the percentage which the rentable area of the Premises bears to the total rentable area of all buildings covered by the tax statement. Tenant's proportionate share of operating expenses for the Building shall be computed by dividing the rentable area of the Premises by the total rentable area of the Building. If in Landlord's reasonable judgment either of these methods of allocation results in an inappropriate allocation to Tenant, Landlord shall select some other reasonable method of determining Tenant's proportionate share.

       4.3. Real property taxes charged to Tenant hereunder shall include all general real property taxes assessed against the Premises or payable during the lease term, installment payments on Bancrofted special assessments, and any rent tax, tax on Landlord's interest under this Lease, or any tax in lieu of the foregoing, whether or not any such tax is now in effect. Tenant shall not, however, be obligated to pay any tax based upon Landlord's net income.

       4.4. Operating expenses charged to Tenant hereunder shall include all usual and necessary costs of operating and maintaining the Premises, Building, and any surrounding common areas including, but not limited to, the cost of all utilities or services not paid directly by Tenant, property insurance, property management, maintenance and repair of landscaping, parking areas, and any other common facilities. Operating expenses shall not include roof replacement or correction of structural deficiencies of the Building. Notwithstanding the above, Tenant's proportionate share of property taxes and operating expenses shall not exceed $.09 per square foot per month for calendar year 1997 and $.11 per square foot per month for calendar year 1998. The increase in Tenant's proportionate share of operating expenses shall not exceed four percent (4%) annually, on a cumulative basis, for the remaining term of this Lease, exclusive of real estate taxes.

   5.  PARKING AND STORAGE AREAS.

       5.1. Tenant, its employees, and customers shall have the non-exclusive right to use any private parking spaces immediately adjacent to the Premises as shown on the attached Exhibit B. Tenant shall control the use of such parking spaces so that there will be no unreasonable interference with the normal traffic flow, and shall permit no parking on any landscaped or unpaved surface. Under no circumstances shall trucks serving the Premises be permitted to block streets.

       5.2. Tenant shall not store any materials, supplies, or equipment outside in any unapproved or unscreened area. If Tenant erects any visual barriers for storage areas, Landlord shall have the right to approve the design and location. Trash and garbage receptacles shall be kept covered at all times.

   6.  TENANT'S INDEMNIFICATION; LIABILITY INSURANCE.

       6.1. Tenant shall not allow any liens to attach to the Premises as a result of its activities. Tenant shall indemnify and defend Landlord from any claim, liability, damage, or loss arising out of any activity on the Premises by Tenant, its agents, or invitees or resulting from Tenant's failure to comply with any term of this Lease.

       6.2. Tenant shall carry general liability insurance on an occurrence basis with combined single limits of not less than $1,000,000. Such insurance shall be provided by an insurance carrier reasonably acceptable to Landlord and shall be evidenced by a certificate delivered to Landlord stating that the coverage will not be canceled or materially altered without ten (10) days' advance written notice to Landlord. Landlord shall be named as an additional insured on such policy.

   7.  PROPERTY DAMAGE; SUBROGATION WAIVER.

       7.1. If fire or other casualty causes damage to the Building or the Premises in an amount exceeding thirty percent (30%) of the full construction-replacement cost of the Building or Premises, respectively, Landlord may elect to terminate this Lease as of the date of the damage by notice in writing to Tenant within thirty (30) days after such date. Otherwise, Landlord shall promptly repair the damage and restore the Premises to their former condition as soon as practicable. Should Landlord be unable to repair the Building or the Premises within 180-days of the date that the fire or other casualty occurs, Landlord shall notify Tenant in writing of its inability to do so and Tenant shall have the option to terminate this Lease by giving Landlord thirty (30) days notice of its intent to do so. Rent shall be reduced during the period to the extent the Premises are not reasonably usable for the use permitted by this Lease because of such damage and required repairs.

       7.2. Landlord shall be responsible for insuring the Building, and Tenant shall be responsible for insuring its personal property and trade fixtures located on the Premises.

       7.3. Neither party shall be liable to the other for any loss or damage caused by water damage, sprinkler leakage, or any of the risks covered by a standard fire insurance policy with extended coverage and sprinkler leakage endorsements, and there shall be no subrogated claim by one party's insurance carrier against the other party arising out of any such loss.

   8.  CONDEMNATION.

       If a condemning authority takes the entire Premises or a portion sufficient to render the remainder unsuitable for Tenant's use, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority. Otherwise, Landlord shall proceed as soon as practicable to restore the remaining Premises to a condition comparable to that existing at the time of the taking. Rent shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant, and rent shall be reduced for the remainder of the term in an amount equal to the reduction in rental value of the Premises caused by the taking. All condemnation proceeds shall belong to Landlord, except for any such proceeds awarded by the condemning authority for the value of the leasehold, Tenant's improvements, moving expenses, and any other items of the award specifically associated with Tenant's occupancy or leasehold interest.

   9.  ASSIGNMENT AND SUBLETTING.

       9.1. Tenant shall not assign its interest under this Lease nor sublet the Premises without first obtaining Landlord's consent in writing, which consent shall not be unreasonably withheld or delayed. This provision shall apply to all transfers by operation of law or through mergers and changes in control of Tenant. Landlord's prior consent shall not be required for any assignment, sublease or other transfer of Tenant's interest in the Premises or the lease to any corporation with which Tenant may merge or consolidate or become affiliated as a parent, subsidiary, holding company otherwise, or to an entity in which Tenant has a controlling interest. A subsequent public offering and sale of stock in Tenant's business, or a transfer of any amount of Tenant's stock shall not constitute a change in ownership of Tenant or an assignment of this Lease. No assignment shall relieve Tenant of its obligation to pay rent or perform other obligations required by this Lease and no one assignment or subletting shall be a consent to any further assignment or subletting. If Tenant assigns this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, one-half of such excess shall be paid to Landlord promptly as it is received by Tenant.

       9.2. Subject to the above limitations on transfer of Tenant's interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

   10. DEFAULT.

       Any of the following shall constitute a default by Tenant under this
Lease:

       10.1. Tenant's failure to pay rent or any other charge under this Lease within ten (10) days after Landlord's written notice that a payment is due and unpaid, or failure to comply with any other term or condition within twenty (20) days following written notice from Landlord specifying the noncompliance. If such noncompliance cannot be cured within the thirty (30) day period, this provision shall be satisfied if Tenant commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect compliance as soon as possible.

       10.2. Tenant's insolvency; assignment for the benefit of its creditors; Tenant's voluntary petition in bankruptcy or adjudication as bankrupt, or the appointment of a receiver for Tenant's properties.

   11. REMEDIES FOR DEFAULT.

       11.1. In case of default as described in Paragraph 10 above, Landlord shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

           11.1.1. Terminate this Lease without relieving Tenant from its obligation to pay damages.

           11.1.2. Retake possession of the Premises by summary proceedings or otherwise, in which case Tenant's liability to Landlord for damages shall survive the tenancy. Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms.

           11.1.3. Recover damages caused by Tenant's default which shall include reasonable attorneys' fees at trial and on any appeal therefrom. Landlord may sue periodically to recover damages as they occur throughout the lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the Lease equal to the difference between the rent under this Lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgment at the rate of ten (10%) percent per annum.

           11.1.4. Make any payment or perform any obligation required of Tenant so as to cure Tenant's default, in which case Landlord shall be entitled to recover all amounts so expended from Tenant, plus interest at the rate of ten percent (10%) per annum from the date of the expenditure.

       11.2. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord under this Lease within twenty (20) calendar days after Landlord's receipt of written notice by Tenant specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord's obligation is such that more than twenty (20) calendar days are required for performance, then Landlord shall not be in default if Landlord commences performance within such twenty (20) calendar day period and thereafter diligently prosecutes that same to completion. If Landlord fails to correct a default following such notice, Tenant may make the correction and any amounts so expended, plus interest at the default rate stated in Paragraph 11.1.4, shall be recoverable from Landlord, but Tenant may not have any right to offset such amounts against rent due under this Lease. This paragraph shall also apply to Landlord's failure to repair as stated in Paragraph 3.2.

   12. SURRENDER ON TERMINATION.

       12.1. On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition, all signing removed and defacement corrected, and all repairs called for under this Lease completed. The Premises shall be delivered in the same condition as at the commencement of the term, including all original tenant improvements approved by Landlord, subject only to depreciation and wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal. Failure to remove said property shall be an abandonment of same, and Landlord may dispose of it in any manner without liability.

If Tenant fails to vacate the Premises when required, Landlord may elect either to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for term, or to eject Tenant from the Premises and recover damages caused by wrongful holdover. Notwithstanding the foregoing, Tenant may hold over in the Premises for a period of up to nine (9) months following the expiration of the lease term by giving Landlord written notice of intent to hold over at least 150 days prior to expiration of the lease term.
All provisions of this Lease shall apply during the hold over term, except that rent for the renewal period shall be an amount agreed upon by parties at least 90 days prior to expiration of the lease term, but in no case less than that of the last month of the lease term and no more than 115% of the rent for the last month of the lease term.

   13. LANDLORD'S LIABILITY.

       13.1. Landlord warrants that so long as Tenant complies with all terms of this Lease it shall be entitled to peaceable and undisturbed possession of the Premises free from any eviction or disturbance by Landlord or persons claiming through Landlord.

       13.2. All persons dealing with Pacific Realty Associates, L.P. ("Partnership") must look solely to the property and assets of Partnership for the payment of any claim against Partnership or for the performance of any obligation of Partnership as neither the general partner, limited partners, employees, nor agents of Partnership assume any personal liability for obligations entered into on behalf of Partnership (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation. As used herein, the words "property and assets of partnership" exclude any rights of Partnership for the payment of capital contributions or other obligations to it by the general partner or any limited partner in such capacity.

   14. MORTGAGE OR SALE BY LANDLORD; ESTOPPEL CERTIFICATES.

       14.1. This Lease is and shall be prior to any mortgage or deed of trust ("Encumbrance") recorded after the date of this Lease and affecting the Building and the land upon which the Building is located. However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that so long as Tenant performs its obligations under this Lease no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant's rights under this Lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph.

       14.2. If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee.

       14.3. Either party shall within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

   15. DISPUTES - ATTORNEYS' FEES.

       In the event of any litigation arising out of this Lease, the prevailing party shall be entitled to recover from the other party, in addition to all other relief provided by law or judgement, its reasonable costs and attorneys' fees incurred both at and in preparation for trial and any appeal or review, such amount to be as determined by the court(s) before which the matter is heard. Disputes between the parties which are to be litigated shall be tried before a judge without a jury.

   16. SEVERABILITY.

       If any provision of this Lease is held to be invalid, unenforceable or illegal the remaining provisions shall not be affected and shall be enforced to the fullest extent permitted by law.

   17. INTEREST AND LATE CHARGES.

       Rent not paid within ten (10) business days of when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum. Landlord may at its option impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default.

   18. GENERAL PROVISIONS.

       18.1. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of nor prejudice the party's right otherwise to require performance of the same provision or any other provision.

       18.2. Subject to the limitations on transfer of Tenant's interest, this Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns.

       18.3. Landlord shall have the right to enter upon the Premises after giving Tenant twenty-four (24) hour verbal notice, excepting that Landlord shall not be required to give such notice in times of emergency, to determine Tenant's compliance with this Lease, to make necessary repairs to the Building or the Premises, or, when accompanied by Tenant, to show the Premises to any prospective tenant or purchasers. During the last two months of the term, Landlord may place and maintain upon the Premises notices for leasing or sale of the Premises.

       18.4. If this Lease commences or terminates at a time other than the beginning or end of one of the specified rental periods, then the rent (including Tenant's share of real property taxes, if any) shall be prorated as of such date, and in the event of termination for reasons other than default all prepaid rent shall be refunded to Tenant or paid on its account.

       18.5. Tenant shall within ten (10) days following Landlord's written request deliver to Landlord a written statement specifying the dates to which the rent and other charges have been paid, whether the Lease is unmodified and in full force and effect, and any other matters that may reasonably be requested by Landlord.

       18.6. Notices between the parties relating to this Lease shall be in writing, effective when delivered, or if mailed, effective on the second day following mailing, postage prepaid, to the address for the party stated in this Lease or to such other address as either party may specify by notice to the other. Rent shall be payable to Landlord at the same address and in the same manner.

   19.  ENVIRONMENTAL.

       19.1.  Definitions.  The term "Environmental Law" shall mean any federal,
              -----------
state or local statute, regulation or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment. The term "Hazardous Substance" shall mean any hazardous, toxic, infectious or radioactive substance, waste and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

       19.2.  Use of Hazardous Substances.  Tenant shall not cause or permit any
              ---------------------------
Hazardous Substance to be spilled, leaked, disposed of or otherwise released on or under the Premises. Tenant may use and sell on the Premises only those Hazardous Substances typically used and sold in the prudent and safe operation of the business permitted by Paragraph 1 of this Lease. Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant's reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

       19.3.  Notices.  Tenant shall immediately notify Landlord upon becoming
              -------
aware of the following: (a) any spill, leak, disposal or other release of a Hazardous Substance on, under or adjacent to the Premises; (b) any notice or communication from a governmental agency or any other person relating to any Hazardous Substance on, under or adjacent to the Premises; or (c) any violation of any Environmental Law with respect to the Premises or Tenant's activities on or in connection with the Premises.

       19.4.  Spills and Releases.  In the event of a spill, leak, disposal or
              -------------------
other release of a Hazardous Substance on or under the Premises caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance, (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord's reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

       19.5.  Condition Upon Termination.  Upon expiration of this Lease or
              --------------------------
sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the installation or removal of the facilities. Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete.

       19.6.  Assignment and Subletting.  Notwithstanding the provisions of
              -------------------------
Paragraph 9 of this Lease, it shall not be unreasonable for Landlord to withhold its consent to any assignment, sublease or other transfer of the Tenant's interest in this Lease if a proposed transferee's anticipated use of the Premises involves the generation, storage, use, sale, treatment, release or disposal of any Hazardous Substance.

       19.7.  Indemnity.

           19.7.1.  By Tenant.  Tenant shall indemnify, defend and hold harmless
                    ---------
Landlord, its employees and agents, any persons holding a security interest in the Premises, and the respective successors and assigns of each of them from and against any and all claims, demands, liabilities, damages, fines, losses, costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Law) and expenses (including without limitation attorneys' fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the

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

Premises by Tenant or any of its contractors, agents or employees or invitees. Tenant's obligations under this paragraph shall survive the expiration or termination of this Lease for any reason. Landlord's rights under this paragraph are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this agreement or otherwise.

           19.7.3.  By Landlord.  Landlord shall indemnify, defend and hold
                    -----------
harmless Tenant and its employees and agents and the respective successors and assigns of each of them from and against any and all claims, demands, liabilities, damages, fines, losses, costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Law) and expenses (including without limitation attorneys' fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the actual or alleged use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord, or any of its contractors, agents or employees or by Landlord's previous tenants of the Premises. Landlord's obligations under this paragraph shall survive the expiration or termination of this Lease for any reason. Tenant's rights under this paragraph are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Agreement or otherwise.

   20. OPTION TO RENEW.

       20.1. If not then in default, Tenant shall have the option to renew this lease for two additional 5-year terms by giving Landlord written notice of intent to extend at least 180 days prior to expiration of the preceding term. All provisions of this lease shall apply during the extended term, except that rent for the renewal period shall be an amount determined on a fair market value basis and agreed upon by parties at least 90 days prior to commencement of the renewal period. If Tenant elects not to exercise the first 5-year renewal period, then the second 5-year renewal period shall be null and void.

       20.2. For the purposes of this Paragraph 20, the term "fair market value" shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises (which shall be valued for purposes of this determination as warehouse shell space with power, light and heat and with a quantity of office space equal to that within the Premises at the end of the original lease term) for the renewal term to an unaffiliated person which is not then a tenant in the Park, assuming that such space were to be delivered in "as-is" condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations, provided that Fair Market Value shall not in any event be less than the Base Rent for the Premises as of the expiration of the lease term.

   21. OPTION TO CANCEL.

       Tenant shall have a right to cancel this Lease at the end of the 57th, 69th and 81st months of the lease term by giving Landlord 180 days' advance written notice of its intent to do so and by paying Landlord a termination penalty equal to all unamortized tenant improvements and leasing commissions as further described on the attached Exhibits D, E and F within ninety (90) days of Tenant's notice of intent to cancel to Landlord.

   22. RIGHTS OF NOTICE.

       22.1. Tenant shall have the First Right of Notice for any available space within Building G, Evergreen Business Park, which is adjacent to and immediately east of the Premises. In addition, provided that the existing tenants do not require expansion space, Tenant shall have the First Right of Notice for any available space within Building F, Evergreen Business Park. Landlord shall notify Tenant of the availability of such spaces, and Tenant shall have five (5) business days to enter into good faith negotiations for the First Right of Notice spaces in the event Landlord begins negotiations with a third party for any of the First Right of Notice spaces. Landlord agrees to negotiate in good faith with Tenant for the lease of such First Right of Notice space.

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

       22.2. Tenant shall have the Second Right of Notice for the approximately 7,354 square feet of space adjacent and immediately west of the Premises. Landlord shall notify Tenant of the availability of such space, and Tenant shall have five (5) business days to enter into good faith negotiations for the Second Right of Notice space in the event Landlord begins negotiations with a third party for the Second Right of Notice space. Landlord agrees to negotiate in good faith with Tenant for the lease of such Second Right of Notice space.

           22.2.1. The monthly base rent for the Second Right of Notice shell space shall be the same rate as called for in this Lease. Subject to Landlord's prior review and approval of the scope of improvements proposed by Tenant, Landlord shall provide a tenant improvement allowance not to exceed $15.00 per square foot, amortized at the same interest rate formula as this Lease and with a termination penalty consistent with the termination dates calculated on the unamortized tenant improvements and leasing commissions.

   23. ACCEPTANCE UPON TERMINATION.

       Notwithstanding the provisions of Paragraphs 1.4 and 12.1, in the event that Tenant exercises its right to cancel this Lease as described in Paragraph 21 above, Landlord shall attempt to market the Premises to a party desirous of retaining all or a portion of the special tenant improvements constructed by Tenant within the Premises. Notwithstanding the foregoing, Landlord shall reserve the right to require that Tenant remove the special tenant improvements, excluding the office portion of the Premises, prior to Tenant's vacation of the Premises. The special tenant improvements to be removed shall include, but not be limited to: (i) a mezzanine; (ii) clean rooms; (iii) electrical distribution below the production area ceiling; (iv) heating, ventilating and air conditioning distribution below the production area ceiling; (v) a waste treatment system including a recycle system; (vi) a DI water system; (vii) an N2 Generator including compressors; and (viii) a CDA system including compressors..

   24. USE OF CHEMICALS.

       Subject to the provisions of Paragraph 19, Tenant shall be entitled to use and store those chemicals listed on the attached Exhibit G. Tenant shall not store chemicals in amounts in excess of those listed on Exhibit G without first obtaining Landlord's approval and the approval of any governmental agency with such authority.

   25. TENANT IMPROVEMENTS.

       25.1. Landlord agrees to provide a tenant improvement allowance of $507,420.00 ($15.00 per square foot) (hereinafter referred to as "the Allowance") for construction of certain tenant improvements within the Premises (the "Tenant Improvements"). Landlord shall deliver the funds for the Allowance to Tenant upon completion of the Tenant Improvements and upon Landlord's receipt of a Certificate of Occupancy for the Premises.

          25.1.1. Landlord agrees to amortize one-half of the Allowance over 180 months at twelve percent (12%) interest, resulting in a rental increase of $3,015.00 per month (the "First Amortized Amount") commencing December 1, 1997, as shown on Exhibit D.

          25.1.2. Landlord agrees to amortize one-half of the Allowance over 88 months at twelve percent (12%) interest, resulting in a rental increase of $4,305.00 per month (the "Second Amortized Amount") commencing December 1, 1997, as shown on Exhibit E.

          25.1.3. The Allowance shall include one-half of the cost of the demising wall separating the Premises from the adjacent space.

       25.2. Tenant shall, using the Allowance, cause construction of tenant improvements within the Premises in accordance with Plans and Specifications called for in this paragraph and subject to Landlord's prior consent, which consent shall not be unreasonably withheld or delayed. All improvements shall be constructed using Evergreen Business Park, Tenant Improvements Standards in accordance with Exhibit C. The Tenant Improvements shall be installed using industry standard materials installed in a good and workmanlike manner by qualified craftsmen. The Tenant

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

Improvements shall be constructed from Plans and Specifications, subject to Landlord's prior consent,

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

which consent shall not be unreasonably withheld or delayed, prepared by Tenant's architect subject to applicable building codes as interpreted by the City of Hillsboro, Oregon and shall be made a part of this Lease by Lease Amendment upon completion.

       25.3. Tenant shall, at its sole cost and expense, obtain any permits, inspections and certificates required to construct the Tenant Improvements and to occupy the Premises.

       25.4. Landlord agrees to allow Tenant to utilize its preferred vendors for the construction of the Tenant Improvements subject to Landlord's prior consent, which consent shall not be unreasonably withheld or delayed.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set opposite their signatures below, but this Agreement on behalf of such party shall be deemed to have been dated as of the date first above written.

                                       LANDLORD:


                                  PACIFIC REALTY ASSOCIATES, L.P.,
                                  a Delaware limited partnership

                                  By: PacTrust Realty, Inc.,
                                      a Delaware corporation,
                                      its General Partner


Date:  _____________June 5, 1997      By: /s/ Sam K. Briggs
                                          Sam K. Briggs
                                          Marketing Director

                                  Address for Notices/Rent Payments to Landlord:
                                  15350 S.W. Sequoia Parkway, #300-WMPC
                                  Portland, OR  97224


                                  TENANT:

                                  PLANAR AMERICA, INC.,
                                  an Oregon corporation


Date:  __________June 4, 1997     By:    /s/ Jack Raiton
                                         ---------------------------------------
                                  Name:  Jack Raiton
                                         ---------------------------------------
                                  Title: Chief Financial Officer
                                         ---------------------------------------


Date:  __________June 4, 1997     By:    /s/ Curtis M. Stevens
                                         ---------------------------------------
                                  Name:  Curtis M. Stevens
                                         ---------------------------------------
                                  Title: Executive Vice President
                                         ---------------------------------------


                                  Address for Legal Notices to Tenant:
                                  Planar America
                                  ----------------------------------------------
                                  1400 NW Compton Drive
                                  ----------------------------------------------
                                  Beaverton, OR 97006
                                  ----------------------------------------------

                                  Address for Invoices to Tenant:
                                  Planar America
                                  ----------------------------------------------
                                  1400 NW Compton Drive
                                  ----------------------------------------------
                                  Beaverton, OR 97006
                                  ----------------------------------------------

                                  Tenant Employer Identification Number:
                                  93-1156745
                                  ----------------------------------------------

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